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                                                                     Exhibit 5.1


                                February 4, 2000



Centex Corporation
2728 North Harwood
Dallas, Texas 75201

Gentlemen:

     I am Executive Vice President, Chief Legal Officer and Secretary of Centex Corporation, a Nevada corporation (the "Company"), and have acted in such capacities in connection with the proposed registration by the Company on behalf of the selling stockholders named in the Registration Statement (as hereinafter defined) of up to 807,860 shares (the "Selling Stockholder Shares") of common stock of the Company, par value $.25 per share.

     As Executive Vice President, Chief Legal Officer and Secretary of the Company, I have participated in and am familiar with the corporate proceedings of the Company relating to the preparation of the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on this date (the "Registration Statement"), providing for the registration of the Selling Stockholder Shares for sale by the selling stockholders from time to time under the Securities Act of 1933, as amended (the "1933 Act"), and Rule 415 promulgated thereunder.

     In connection with the foregoing, I have researched such questions of law and examined the originals or copies of the Registration Statement, and such corporate records, agreements or other instruments of the Company and other instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, I have, where relevant facts were not independently established, relied upon statements of other officers of the Company, whom I believe to be responsible.

     Based upon the foregoing and in reliance thereon, I advise you that in my opinion (i) the Selling Stockholder Shares have been duly authorized for issuance and (ii) the Selling Stockholder Shares are (or, in the case of shares for which certificates have not yet been delivered upon exercise of the related options, upon such delivery, will be) validly issued and outstanding and fully paid and nonassessable.

     The opinion expressed above is subject to the qualification that I am a member of the Bar of the State of Texas and such opinion is limited to the laws of the State of Texas, the United States of America and, to the extent relevant to the opinion expressed above, Nevada corporate law.
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Centex Corporation
February 4, 2000
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     I hereby consent to the reference to myself under the caption "Legal
Opinions" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. The foregoing, however, shall not constitute an admission by me that I am an expert as provided for in Sections 7 and 11 of the 1933 Act.

                                        Very truly yours,


                                        /s/ RAYMOND G. SMERGE
                                        Raymond G. Smerge
                                        Executive Vice President, Chief Legal
                                        Officer and Secretary